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                          June 4, 2021

       Jerome Maironi
       Senior Vice President, General Counsel and Corporate Secretary Garrett Motion Inc.
       La Pi  ce 16
       Rolle, Switzerland 1180

                                                        Re: Garrett Motion Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed May 28, 2021
                                                            File No. 333-256659

       Dear Mr. Maironi:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing